Exhibit 99.1

FOR IMMEDIATE RELEASE

June 19, 2019

PEABODY AND ARCH TO COMBINE U.S. PRB AND COLORADO ASSETS IN HIGHLY SYNERGISTIC

JOINT VENTURE TO UNLOCK APPROXIMATELY $820 MILLION IN SYNERGIES

•	JV synergies projected to average approximately $120 million per year over initial 10 years, with NPV of approximately $820 million

•	Optimal combination expected to create one of lowest-cost thermal coal suppliers in U.S. to strengthen competitiveness against natural gas and renewables and create value

•	JV ownership to be 66.5% Peabody and 33.5% Arch; Peabody to serve as operator

•	Centerpiece combines two adjacent and highly productive U.S. coal mines into single, lower-cost complex

ST. LOUIS, June 19 – Peabody (NYSE: BTU) and Arch Coal (NYSE: ARCH) today announced that they have entered into a definitive agreement to combine the companies’ Powder River Basin and Colorado assets in a highly synergistic joint venture aimed at strengthening the competitiveness of coal against natural gas and renewables, while creating substantial value for customers and shareholders.

The joint venture is expected to unlock synergies with a pre-tax net present value of approximately $820 million.1 Average joint venture synergies are projected to be approximately $120 million per year over the initial 10 years.2 The joint venture will be 66.5 percent owned by Peabody and 33.5 percent owned by Arch.

“The Peabody/Arch joint venture is an extraordinary example of industrial logic targeted to strengthen the competitive position of our products and create significant value for multiple stakeholders in a low-cost combination with exceptional physical synergies,” said Peabody President and Chief Executive Officer Glenn Kellow. “The transaction unites two strong, culturally aligned workforces with a commitment to core values such as safety and sustainability. We believe this joint venture allows us to offer enhanced products and security of supply for customers, increased value for shareholders, greater efficiencies for railroads, long-term opportunities for employees and strength for the communities in which we operate.”

“We are excited about this transaction’s potential to enhance the value of Arch’s top-tier thermal coal assets,” said Arch Chief Executive Officer John W. Eaves. “This new joint venture should allow us to realize the full potential of our valuable assets in the Powder River Basin and Colorado and benefit our customers in the process. The significant operating synergies will enhance the competitiveness of these assets and also enable us to continue to generate long-term, sustainable returns for our shareholders. We look forward to completing this transaction in a timely manner.”

[1]

Synergies of approximately $820 million represent the combined net present value of estimated pre-tax synergies projected over standalone life-of-mine plans assuming third-party price assumptions and a 10 percent discount rate.

[2]	Average combined synergies of approximately $120 million per year projected over initial 10 years.

Governance of the joint venture will consist of a five-member board of managers appointed by Peabody and Arch. Each party will have voting rights in proportion to its ownership percentage, with certain items requiring supermajority approval. As the operator, Peabody will manage all activities including the marketing of coal. Peabody and Arch will share profits, capital requirements and cash distributions of the joint venture in proportion to ownership percentages.

Among other assets, the joint venture will combine two productive and adjacent U.S. coal mines – Peabody’s North Antelope Rochelle Mine (NARM) and Arch’s Black Thunder Mine, which share a property line of more than seven miles – into a single, lower-cost complex.

Aggregated synergies are expected to enable the joint venture to significantly reduce costs well beyond what each company could achieve alone. A lower cost structure enables coal to better compete against other energy sources for electricity generation and create value. Expected substantial synergies include, among others:

•	Optimization of mine planning, sequencing and accessing otherwise isolated reserves;

•	Improved efficiencies in deployment of the combined equipment fleet;

•	More efficient procurement and warehousing;

•	Enhanced blending capabilities to more closely meet customer requirements;

•	Improved utilization of the combined rail loadout system and other rail efficiencies;

•	Reductions in long-term capital requirements; and

•	Leveraging Peabody’s shared services.

Underpinning the combination, Peabody has the lowest-cost position among major Powder River Basin producers and Arch has some of the highest-quality coal in the PRB. Arch is contributing its low-cost, higher-margin West Elk Mine that enhances Peabody’s Twentymile Mine in Colorado. Further PRB synergies are expected from the integration of the Caballo, Rawhide and Coal Creek mines, which have some of the best overburden-to-coal ratios in the world. Together with NARM and Black Thunder, these PRB assets represent five of the 10 most productive mines in the United States. The inclusion of the Colorado assets will lead to additional synergies and offer the ability to better serve domestic customers while preserving seaborne coal optionality.

The combination of assets from two recognized companies is expected to advance continued responsible mining and reclamation for decades to come, benefiting all stakeholders.

“For Peabody, the creation of the joint venture is a clear demonstration of the company’s U.S. thermal strategy to optimize our lowest-cost, highest-margin operations in a low-capital fashion to maximize cash generation,” said Kellow. “The transaction fully aligns with our stated investment filters, further enhances our financial strength and enables continued commitment to our shareholder return program, in which we are committed to returning an amount greater than our free cash flow to shareholders in 2019.”

Peabody and Arch will continue to operate the assets independently until closing of the transaction. Closing is subject to regulatory approval and satisfaction of usual closing conditions. Upon closing, Peabody and Arch will each contribute its active Powder River Basin and Colorado mines, as well as related assets and liabilities, into the joint venture. Each company expects to proportionally consolidate the joint venture within their respective financial statements.

In 2018, on a combined basis, the assets shipped 206.0 million tons of coal. The assets are operated by a workforce of approximately 3,300, with combined proven and probable reserves totaling 3.4 billion as of Dec. 31, 2018.

Conference Call

On June 19, 2019, Peabody and Arch will each host conference calls to discuss the details of the joint venture. Peabody’s call will be held at 9:00 a.m. CDT, with Arch’s call immediately following at 9:30 a.m. CDT. Participants can access Peabody’s call at PeabodyEnergy.com or using the following dial-in numbers:

U.S. and Canada	888-312-3049
Australia	1800 849 976
United Kingdom	0808 238 9907

All other international participants, please contact Peabody Investor Relations at (314) 342-7900 prior to the call to receive your dial-in number. Participants can access Arch’s call at 800-667-5617 (U.S. or Canada) or 334-323-0509 (International).

Peabody is the leading global pure-play coal company and a member of the Fortune 500, serving power and steel customers in more than 25 countries on six continents. The company offers significant scale, high-quality assets, and diversity in geography and products. Peabody is guided by seven core values: safety, customer focus, leadership, people, excellence, integrity and sustainability. For further information, visit PeabodyEnergy.com.

U.S.-based Arch Coal, Inc. is a top coal producer for the global steel and power generation industries. Arch operates a streamlined portfolio of large-scale, low-cost mining complexes that produce high-quality metallurgical coals in Appalachia and low-emitting thermal coals in the Powder River Basin and other strategic supply regions. For more information, visit www.ArchCoal.com.

Credit Suisse and Lazard are acting as financial advisers to Peabody for the transaction. Cravath, Swaine & Moore LLP and Akin Gump Strauss Hauer & Feld LLP are acting as legal advisers to Peabody. Wachtell, Lipton, Rosen & Katz are acting as board counsel to Peabody. Goldman Sachs & Co. LLC is acting as financial adviser to Arch. Latham & Watkins LLP and Baker Botts LLP are acting as legal advisers to Arch.

Contact:

Peabody

314.342.4351

Arch Coal

314.994.2897

Peabody Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “goal,” “could” or “may” or other similar expressions. Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that Peabody or Arch expect or anticipate will occur in the future are forward-looking statements. They may include estimates of value accretion, joint venture synergies, closing of the joint venture, revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Peabody’s and Arch’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, each Peabody and Arch disclaim any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Peabody’s and Arch’s control, including (i) risks that the proposed joint venture may not be completed, including as a result of a failure to obtain required regulatory approvals, (ii) risks that the anticipated synergies from the proposed joint venture may not be fully realized, including as a result of actions necessary to obtain regulatory approvals, (iii) other factors that are described in Peabody’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2018, (iv) other factors that are described in Arch’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2018 and (v) other factors that Peabody or Arch may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody’s website at www.peabodyenergy.com and Arch’s website at www.archcoal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Peabody/Arch Joint Venture

Joint Venture Mines

Mine	Company	Basin	2018 Sales Volume *tons in millions	Proven and Probable Reserves (as of Dec. 31, 2018) *tons in millions
NARM	Peabody	PRB	98.4	1,698
Black Thunder	Arch	PRB	71.1	816
Caballo	Peabody	PRB	11.3	465
Rawhide	Peabody	PRB	9.5	258
Coal Creek	Arch	PRB	8.0	95
West Elk	Arch	Colorado	4.8	54
Twentymile	Peabody	Colorado	2.9	28

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